Exhibit 1.5

*** innogy Finance B.V. announces results of Consent Solicitations/ Votes Without Meeting via Citi/ NatWest Markets ***

14-Sep-20 – innogy Finance B.V. announced today the results of Consent Solicitation in reference to the Consent Solicitation Memorandum dated 13 August 2020 published by innogy Finance B.V. (the Consent Solicitation Memorandum) and the Votes Without Meeting (Abstimmungen ohne Versammlung) held from 0.00 (CET) on 4 September 2020 until 23.59 (CET) on 11 September 2020.

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this announcement. The Consent Solicitation Memorandum is available at the Federal Gazette (Bundesanzeiger) and, until implementation of the Extraordinary Resolutions passed, from the Tabulation and Voting Agent and on the Solicitation Website at www.eon.com/innogy-bonds.

Results of Votes Without Meeting:

Description of the Notes / ISIN / Results

GBP 570,000,000 6.500% Fixed Rate Notes due April 2021 / XS0127992336 / Extraordinary Resolution Passed

EUR 1,000,000,000 6.500% Fixed Rate Notes due August 2021 / XS0412842857 / Adjourned meeting to be held

GBP 500,000,000 5.500% Fixed Rate Notes due July 2022 / XS0437307464 / Extraordinary Resolution Passed

EUR 750,000,000 0.750% Fixed Rate Notes due November 2022 / XS1829217428 / Extraordinary Resolution Passed

GBP 487,500,000 5.625% Fixed Rate Notes due December 2023 / XS0170732738 / Extraordinary Resolution Passed

EUR 800,000,000 3.000% Fixed Rate Notes due January 2024 / XS0982019126 / Extraordinary Resolution Passed

EUR 750,000,000 1.000% Fixed Rate Notes due April 2025 / XS1595704872 / Adjourned meeting to be held

EUR 500,000,000 1.625% Fixed Rate Notes due May 2026 / XS1829217345 / Extraordinary Resolution Passed

EUR 850,000,000 1.250% Fixed Rate Notes due October 2027 / XS1702729275 / Extraordinary Resolution Passed

EUR 1,000,000,000 1.500% Fixed Rate Notes due July 2029 / XS1761785077 / Extraordinary Resolution Passed

GBP 760,000,000 6.250% Fixed Rate Notes due June 2030 / XS0147048762 / Extraordinary Resolution Passed

EUR 600,000,000 5.750% Fixed Rate Notes due February 2033 / XS0162513211 / Extraordinary Resolution Passed

USD 17,400,000 3.800% Fixed Rate Notes due April 2033 / XS0909427782 / Extraordinary Resolution Passed

GBP 600,000,000 4.750% Fixed Rate Notes due January 2034 / XS0735770637 / Extraordinary Resolution Passed

GBP 1,000,000,000 6.125% Fixed Rate Notes due July 2039 / XS0437306904 / Extraordinary Resolution Passed

EUR 100,000,000 3.500% Fixed Rate Notes due December 2042 / XS0858598898 / Extraordinary Resolution Passed

EUR 150,000,000 3.550% Fixed Rate Notes due February 2043 / XS0887582186 / Extraordinary Resolution Passed

Note: Extraordinary Resolution Passed means that the Noteholders have consented to the Proposed Amendments by way of Extraordinary Resolution passed in the Votes Without Meeting.

The wording of the Extraordinary Resolutions passed at the Votes Without Meeting is available on the Solicitation Website (see above) and will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger) on or about 16 September 2020.

In relation to the Notes other than the August 2021 Notes (ISIN: XS0412842857) and the April 2025 Notes (ISIN: XS1595704872), the Resolutions will be implemented and the Fee, if applicable, will be paid as set out in the Consent Solicitation Memorandum.

In relation to the August 2021 Notes (ISIN: XS0412842857) and the April 2025 Notes (ISIN: XS1595704872), innogy Finance B.V. will hold separate adjourned Noteholder Meetings. For this purpose, innogy Finance B.V. will publish separate invitations as soon as reasonably practicable. At each such Noteholder Meeting, the Proposed Amendments in relation to the August 2021 Notes (ISIN: XS0412842857) and the April 2025 Notes (ISIN: XS1595704872) will be proposed again to Noteholders. Reduced requirements as to the quorum apply to adjourned meetings, i.e. the quorum is reached for each Noteholder Meeting if the votes cast by Noteholders (including abstainers) represent at least 25% of the aggregate principal amount of the relevant Notes then outstanding. To be passed at such Noteholder Meeting, an Extraordinary Resolution requires a majority in favour of at least 75% of the votes validly cast. Noteholders who have participated in the Vote Without Meeting in relation to the relevant Notes by way of voting through the Tabulation and Voting Agent do not need to submit new Voting Instructions and/or Consent Instructions in order to participate in the relevant Noteholder Meeting. Their Voting Instructions and/or Consent Instructions relating to the relevant Vote Without Meeting remain valid for the Noteholder Meeting unless they are validly revoked as set out in the Consent Solicitation Memorandum.

Questions and requests for assistance in connection with the Consent Solicitations and/or the Votes Without Meeting may be directed to the Solicitation Agents and the Tabulation and Voting Agent.

Solicitation Agents

Citigroup Global Markets: +44 20 7986 8969 / liabilitymanagement.europe@citi.com

NatWest Markets: +44 20 7085 6124 / liabilitymanagement@natwestmarkets.com

Tabulation and Voting Agent

Lucid Issuer Services Limited: +44 20 7704 0880 / innogy@lucid-is.com

Important information:

The notes and any new securities resulting from the Consent Solicitations have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Consent Solicitations are made with regard to the notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law, guaranteed by innogy SE, a European Company (Societas Europaea) organized in the Federal Republic of Germany under German and European laws and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in this announcement has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for noteholders to enforce their rights and any claim noteholders may have arising under the federal securities laws, since the Substitute Issuer and the New Guarantor are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.